Exhibit (a)(1)(v)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Avigen, Inc.
at
a Purchase Price of $1.00 Per Share
by
BVF Acquisition LLC
A Wholly Owned Subsidiary of
Biotechnology Value Fund, L.P.

January 23, 2009

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated January 23, 2009 and the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the “Offer”) in connection with the Offer by BVF Acquisition LLC (the “Purchaser”), a Delaware limited liability company, and wholly owned subsidiary of Biotechnology Value Fund, L.P., a Delaware limited partnership, to purchase for cash all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Avigen, Inc., a Delaware corporation (the “Company”). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The tender price is $1.00 per Share, net to you in cash.

2.	The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Monday, February 23, 2009, unless extended (as extended, the “Expiration Time”).

3.
The Offer is conditioned upon, among other things, (i) the BVF Nominees (as defined in the Offer to Purchase) being elected to the board of directors of the Company (the “Board”) at a special meeting of stockholders called for that purpose, or otherwise appointed, and constituting a majority of directors on the Board, (ii) the Board redeeming the Poison Pill Rights (as defined in the Offer to Purchase) issued and outstanding under the Company’s Poison Pill Rights Plan (as defined in the Offer to Purchase), or the Purchaser being satisfied in its reasonable discretion that the Poison Pill Rights are otherwise inapplicable to the Offer, the Purchaser or any affiliate or associate of the Purchaser and (iii) the Company not having authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, alternative strategy or relinquishment of any material contract or other right of the Company or any comparable event or capital depleting transaction not in the ordinary course of business.   See Section 14 of the Offer to Purchase, “Conditions of the Offer.”

4.

Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Time.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by The Colbent Corporation (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for Shares or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Avigen, Inc.
at
a Purchase Price of $1.00 Per Share
by
BVF Acquisition LLC
A Wholly Owned Subsidiary of
Biotechnology Value Fund, L.P.

 The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated January 23, 2009, and the related Letter of Transmittal, in connection with the offer by BVF Acquisition LLC to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Avigen, Inc.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:		SIGN HERE

Shares*
Signature(s)
Dated	, 2009
Name(s)

Address(es)

(Zip Code)

Area Code and Telephone Number(s)

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.